Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2025, by and between Paul F. Olivier te Boekhorst (the “Executive”) and ImmuCell Corporation (the “Company”) (the Company and Executive, collectively the “Parties”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

1.    Term. The Executive’s employment hereunder shall be on an at-will basis and is anticipated to commence on November 1, 2025, unless another date is mutually agreed upon by the Parties.  The Executive’s actual first day of employment shall hereinafter be referred to as his “Start Date.” As used in this Agreement, employment on an “at-will basis” means the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. The period during which the Executive is employed by the Company is referred to as the “Employment Term.”

2.    Position and Duties.

2.1    Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall devote his full business time, attention, and best efforts to performing such duties, maintaining such authority, and carrying out responsibilities as shall be determined from time to time by the Board. Each such duty, authority, and responsibility shall be consistent with the Executive’s position. Subject to appointment by the Board and re-election from time to time by the Company’s shareholders, the Executive agrees to serve as a non-independent member of the Board, for no additional compensation.

2.2    Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted on his own time to (a) participate in civic or charitable events and activities; (b) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of up to three (3) other companies, either public or private, as long as such activities are disclosed in writing to the Company’s Board and done so in accordance with the Company’s Code of Business Conduct and Ethics, or similar policy as then in effect; and (c) manage the Executive’s personal investment assets, including the purchase or ownership of less than three percent (3%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and provided further that the activities described in clauses (a), (b), and (c) do not interfere with the performance of the Executive’s duties and responsibilities to the Company

3.    Place of Performance. The principal place of Executive’s employment shall be at the Company’s corporate offices in Portland, Maine; provided that the Executive may be required to travel on Company business during the Employment Term.

4.    Compensation.

4.1    Base Salary. The Company shall pay the Executive an annual base salary of $450,000.00, less all applicable taxes and withholdings, in bi-weekly installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Executive’s base salary shall be reviewed on or about February 5, 2027, and annually after that, by the Board; and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2    Annual Bonus.

(a)    For each completed calendar year of employment, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). The Executive’s aggregate Annual Bonus opportunity for a given calendar year shall equal $400,000. The Annual Bonus will be paid out for achieving or exceeding specified performance goals for improvements over the Corporation’s prior year financial results, with the target Annual Bonus amount to be allocated among financial metrics (such as Company Revenue, Gross Margin percentage, and Adjusted EBITDA) designated by the Board or the Compensation and Stock Option Committee of the Board (the “Compensation Committee”), in each case consisting of a target improvement goal as well as a minimum improvement threshold. If the minimum improvement threshold for a particular metric is not achieved, then no Annual Bonus amount associated with that metric will be earned or paid. If the Company achieves or exceeds the target improvement goal, then 100% of the Annual Bonus for that metric will be deemed earned and thus paid. Performances falling short of the target improvement goal but exceeding the minimum threshold will result in partial payment of the Annual Bonus for that metric, on a pro rata basis. The Board and/or Compensation Committee in consultation with the Executive, expects to finalize each year’s target improvement goals and minimum improvement thresholds in February of that year, after seeing actual (unaudited) results from the prior year. The first such Annual Bonus will relate to goals and thresholds established for calendar year 2026.

(b)    The Annual Bonus, if any, will be paid not later than March 15 in the year following the calendar year for which the Bonus was earned. The Board and the Compensation Committee each reserve discretion to make retroactive adjustments in the performance goals and thresholds (for example to add, exclude, or adjust components of EBITDA) in the event (after consultation with the Executive) the Board or Committee concludes that retroactive adjustment is needed to more fairly reflect the original objectives for which the particular goal or threshold was designated at the outset. Nothing herein shall preclude the Board or the Committee, in its discretion, from approving a payout that exceeds the Annual Bonus formula for one or more metrics, for example in the event the Corporation exceeds a target improvement goal by a significant margin; provided, however, that neither the Board nor the Committee will be under any obligation to do.

(c)    In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonus is paid.

4.3    Signing Bonus. The Company shall pay the Executive a lump sum cash signing bonus of $100,000.00 (the “Signing Bonus”) on the first payroll date following the Start Date; provided that the Executive shall promptly repay the gross amount of the Signing Bonus if the Executive terminates the Executive’s employment other than for Good Reason or the Company terminates the Executive’s employment for Cause (as defined below), in either case within one year of the Start Date. The Company may exercise a right of setoff in order to effectuate or enforce such repayment obligation.

4.4    Equity Awards.

(a)    The Compensation Committee has previously granted the Executive nonqualified stock options (NSOs) for the purchase of up to 85,000 shares of Common Stock (subject to adjustment). On or soon after the Start Date, the Committee also will award the Executive a stock option for the purchase of up to an additional 85,000 shares (again, subject to adjustment) under a new 2025 Stock Option and Incentive Plan to be approved by the Board (the “2025 Plan”). Both such awards are made as an inducement to employment, within the meaning of applicable Nasdaq rules. The second award will include both incentive stock options (ISOs) and nonqualified options, with ISO treatment being (i) conditioned upon approval of the 2025 Plan by vote of Company shareholders within 12 months of the Board’s adoption of such Plan and (ii) subject to the applicable $100,000 per year limitation set forth in Section 422 of the Internal Revenue Code (the “Code”). The above-referenced “adjustments” will involve changes in the size of the two awards, to reflect a projected value of approximately $250,000 each (applying a Black-Scholes calculation by the Company’s independent accountants). These two option grants will vest and become exercisable in three installments during the Employment Term, each for one third of the total number of shares covered by the particular grant (the first two installments to be rounded down to the nearest whole number), on the first, second, and third anniversaries of the applicable grant date.

(b)    If a Change in Control occurs, then the Executive shall receive 100% accelerated vesting of his outstanding, unvested stock option awards and any other outstanding, unvested equity awards. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Start Date:

(i)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y) and (z) of subsection (iii) of this Section 4.4(b); or

(ii)    A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this Section 4.4(b)(iii) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(c)    If the Company terminates Executive’s employment without Cause (other than for death or disability) or if the Executive terminates his employment for Good Reason, then (i) the period of exercisability for each then-vested stock option granted to him by the Company shall be deemed extended to the date which is 24 months after the Termination Date (the “Extended Exercise Period”) and (ii) the portion of the Executive’s outstanding unvested stock options and other equity awards that would have vested in the 12 months following the Termination Date shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Termination Date (with the accelerated portions of the stock options being subject to the Extended Exercise Period).

(d)    All grants of stock options to the Executive will be evidenced by option agreements consistent with the foregoing terms and otherwise in customary form and on customary terms as called for under 2025 Plan. The options granted to the Executive shall in no event comprise more than 50% of the total shares available under the 2025 Plan, and at least 50% of shares reserved for the 2025 Plan shall be available for grant to other employees.

4.5    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits and perquisites to similarly situated executives of the Company.

4.6    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7    Paid Time Off. During the Employment Term, the Executive shall be entitled to earn up to 30 days of paid time off annually. Consistent with Company PTO policies for employees generally, PTO shall accrue pro rata with each bi-weekly payroll period (here, 9.23 hours per period), capped at 200 hours available to the employee at any one time.

4.8    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

4.10    Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). The Company shall also provide the Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for its other executive officers.

5.    Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. On termination of the Executive’s employment during the Employment Term, the following shall constitute the “Standard Termination Payments”:

(i)    any accrued but unpaid Base Salary and accrued but unused PTO of the Executive as of the Termination Date, to be paid no later than the Company’s next regular payroll date following the Termination Date;

(ii)    reimbursement for unreimbursed business expenses properly incurred and timely documented by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)    such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date.

In no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided below in this Section 5.

Except as expressly provided in this Section 5 or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates upon a termination of his Employment.

5.2    Termination For Cause by the Company. The Company may terminate the Executive’s employment at any time for Cause, in which case the Executive shall, as of the Termination Date, become eligible for the Standard Termination Payments. For purposes of this Agreement, “Cause” shall mean:

(i)    the Executive’s failure to perform his duties (other than any such failure resulting from excused incapacity due to physical or mental illness), which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure;

(ii)    the Executive’s failure to comply with any valid and legal directive of the Board, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure;

(iii)    the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)    the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)    the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)    the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, which, in the case of a violation that is capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure;

(vii)    the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii)    the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)    the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute; provided, however, that the Executive’s engagement in conduct pursuant to a directive from the Board shall not constitute “Cause” under this subsection (ix).

5.3    Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason, in which case the Executive shall, as of the Termination Date, become eligible for the Standard Termination Payments plus the Severance Benefits (as defined below).

(a)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term and without the Executive’s consent:

(i)    a reduction in the Executive’s Base Salary other than a general reduction in salaries that affects all similarly situated executives in substantially the same proportions;

(ii)    a relocation of the Executive’s principal place of employment by more than 40 miles;

(iii)    any material breach by the Company of this Agreement or any Stock Option Agreement between the Executive and the Company; or

(iv)    the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(v)    a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement.

The Executive cannot terminate employment for Good Reason unless (i) the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds, (ii) the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (the “Cure Period”), (iii) notwithstanding such efforts, the circumstances providing grounds for termination for Good Reason continue to exist, and (iv) the Executive terminates the Executive’s employment within thirty (30) days after the end of the Cure Period.

(b)    In the event that Executive terminates his employment for Good Reason, but conditional upon the Executive first having timely executed and delivered to the Company a Qualifying Release, the Executive shall additionally become entitled to severance benefits (the “Severance Benefits”) as follows:

(i)    twelve (12) months’ Base Salary, less all applicable taxes and withholdings, to be paid in periodic installments over twelve (12) months commencing within 60 days of the Termination Date in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date; and

(ii)    if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.3(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 5.3(c) in a manner as is necessary to comply with the ACA.

For purposes of this Section 5.3, a “Qualifying Release” shall mean a release provided by the Company to the Executive no later than the Termination Date, in form and substance reasonably satisfactory to the Company, of all claims against the Company, its affiliates and their respective officers and directors (other than a claim against the Company for payment of the Standard Termination Payments, for vested equity awards and interests, or for the Severance Benefits under this Agreement), such release having been delivered to the Company and become effective not later than 28 days following the Termination Date.

5.4    Voluntary Termination/Death/Disability. Should Executive voluntarily terminate his role without Good Reason, die, or become unable to perform his job duties as a result of a Disability, the Executive shall, as of the Termination Date, become eligible for the Standard Termination Payments but no Severance Benefits. For purposes of this Section 5.4, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. For the avoidance of doubt, if following a Change in Control, the Executive remains employed by the Company or becomes employed by the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to the Severance Benefits solely as a result of such transaction.

5.5    All other Terminations. In the event that the Company terminates the Executive’s employment for any reason not set forth in Sections 5.2 or 5.4, the Executive shall become eligible for the Standard Termination Payments, and also become eligible for the Severance Benefits subject to his first having timely executed and delivered to the Company a Qualifying Release.

5.6    Termination Date. The Executive’s “Termination Date” shall be:

(a)    If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)    If the Company terminates the Executive’s employment hereunder for Disability or Cause, the date the notice of termination is delivered to the Executive; or

(c)    If the Company terminates the Executive’s employment for any other reason, or the Executive terminates employment for any reason, the Executive’s Termination Date shall be the date specified in the notice of termination.

5.7    Resignation of All Other Positions. On the Termination Date, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8    Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the 280G Payments shall be reduced to the extent necessary to avoid imposition of the Excise Tax, but only if such reduction puts the Executive in a better after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.8 or otherwise) than if the full amount of the 280G Payments had been paid and the Excise Tax had been imposed. All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.    Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, for three (3) years following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.    Restrictive Covenants.

7.1    Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of confidential and/or proprietary information relating to the Company, its customers and suppliers, its employees, and so forth, and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further understands that business-related ideas developed by or with assistance from the Executive belong to the Company (as works for hire or otherwise), unless the Board of Directors otherwise provides.

7.2    No Material Restrictions. Executive warrants that he has not previously assumed any obligations inconsistent with this Agreement and represent that he is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on his activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. If there are any such restrictions, the Executive shall inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between the Executive and his current or former employers describing such restrictions on his activities. The Executive further confirms that he will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with him from his current or former employer to the Company without written authorization from his current or former employer, nor will he use or disclose any such confidential information during the course and scope of his employment with the Company. If the Executive has any questions about the ownership of particular documents or other information, he should discuss such questions with his former employer before removing or copying the documents or information.

7.3    Confidential Information, Inventions And Noncompete Agreement. As a condition to his Employment, the Executive shall enter into the Confidential Information, Inventions And Noncompete Agreement attached hereto as Exhibit A.

8.    Security.

8.1    Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

8.2    Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property including all correspondence, customer lists, prospect lists, memoranda, notes, records, reports, manuals, drawings, blueprints, microfilms, corporate disks and diskettes, tape recordings, photographs, and any other documents of a confidential nature belonging to the Company, together with all equipment, samples, technical bulletins and price lists, and including all copies of such material which the Executive may then possess or have under his control.

9.    Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

10.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Maine without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Maine, county of Cumberland. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the independent Director who then serves as Board Chair or as Lead Director. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.    Section 409A.

16.1    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Except as otherwise required by applicable law, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

16.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17.    Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

18.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

19.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, via email, or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

c/o Chief Financial Officer and
    Chair of the Board of Directors
56 Evergreen Drive
Portland, Maine  04103

If to the Executive:

Olivier te Boekhorst
1218 Shore Road
Cape Elizabeth, Maine  04107

20.    Representations of the Executive. The Executive represents and warrants to the Company that:

(a)    The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)    The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

21.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ImmuCell Corporation
By /s/ Michael F. Brigham Name: Michael F. Brigham Title: President and CEO
Paul F. Olivier te Boekhorst
Signature: /s/ Paul F. Olivier te Boekhorst Print Name: Paul F. Olivier te Boekhorst